The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)

Registration Number 333-160410

SUBJECT TO COMPLETION, DATED MARCH 5, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated July 2, 2009)

ORIX CORPORATION

US$

        % Notes Due 2017

We will pay interest on the notes on             and             of each year, beginning on             , 2012. The notes will mature on             , 2017. The notes will not be redeemable prior to maturity, except as set forth under “Description of Notes—Optional Tax Redemption” in this prospectus supplement, and will not be subject to any sinking fund.

The notes will be issued only in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes are not and will not be listed on any securities exchange.

Investing in the notes involves risks. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” in Item 3 of our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and in the “Risk Factors” section beginning on page S-12 of this prospectus supplement before making any decision to invest in the notes.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to ORIX(1)%	$

(1)	Plus accrued interest from March , 2012, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about March     , 2012.

Joint Book-Running Managers

Morgan Stanley	Deutsche Bank Securities	BofA Merrill Lynch

The date of this prospectus supplement is March     , 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to, updates and changes information contained in the base prospectus filed with the SEC dated July 2, 2009, and the documents incorporated by reference in this prospectus supplement. The second part is the above-mentioned base prospectus, to which we refer as the “accompanying prospectus.” The accompanying prospectus contains a description of the senior debt securities and gives more general information, some of which may not apply to the notes. If the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus supplement to “ORIX” refer to ORIX Corporation and to “we,” “us,” “our,” “ORIX Group” and similar terms refer to ORIX Corporation and its subsidiaries, taken as a whole. We use the word “you” to refer to prospective investors in the notes.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

In this prospectus supplement, when we refer to “dollars,” “US$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus supplement contains a translation of some Japanese yen amounts into U.S. dollars solely for your convenience.

Certain monetary amounts, ratios and percentage data included in this prospectus supplement have been subject to rounding adjustments for the convenience of the reader. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Representation of Gross Recipient Status upon Initial Distribution

By subscribing for the notes, an investor will be deemed to have represented that it is a “Gross Recipient.” A “Gross Recipient” for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended), or the Act on Special Measures Concerning Taxation, (ii) a Japanese financial institution, designated in Article 3-2-2, paragraph (29) of the Cabinet Order relating to the Act on Special Measures Concerning Taxation (Cabinet Order No. 43 of 1957, as amended), or the Cabinet Order, that will hold notes for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation whose receipt of interest on the notes will be made through a payment handling agent in Japan as defined in Article 2-2, paragraph (2) of the Cabinet Order. As part of the initial distribution by the underwriters at any time, the notes are not to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or re-sale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Words such as “believe,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate” and similar expressions, identify forward-looking statements. Forward-looking statements, which include statements contained in “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” of our annual report on Form 20-F for the fiscal year ended March 31, 2011 as well as statements contained in our report on Form 6-K furnished to the SEC on February 13, 2012, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F and in the “Risk Factors” section of this prospectus supplement. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus supplement, and you should not consider the factors discussed here or in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F to be a complete set of all potential risks or uncertainties.

The forward-looking statements made or incorporated by reference in this prospectus supplement speak only as of the date of this prospectus supplement or the incorporated documents, as applicable. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

ORIX CORPORATION

Overview

ORIX Corporation is a joint stock corporation (kabushiki kaisha) formed under Japanese law. Founded in 1964 in Osaka, Japan as Orient Leasing Co., Ltd., we have grown over the succeeding decades from a leasing base to become one of Japan’s leading financial service companies, providing a broad range of commercial and consumer finance products and services to Japanese and overseas customers. Our primary business segments are:

•

Corporate Financial Services.    We provide funding through loans and leasing for capital investment and other needs to our core customer base of domestic small and medium enterprises, or SMEs. In order to maximize synergies, this segment also functions as a central point of contact for our entire corporate group in responding to customer needs met by other segments, including business succession and overseas business development.

•

Maintenance Leasing.    Our Maintenance Leasing segment consists of automobile leasing and rental operations as well as our equipment rental business. Our automobile operations started by offering to corporate clients leases that included maintenance services, and today we provide a complete range of specialized vehicle management outsourcing services. We also offer a wide range of services to address the vehicle needs of both corporate and individual clients. Our equipment rental operations cover a broad range of services, including rental of IT-related equipment and precision measuring equipment, technical support, calibration and asset management.

•

Real Estate.    Our Real Estate segment encompasses a broad range of activities including real estate finance, development and leasing of properties such as office buildings and commercial facilities, development of residential condominium developments, development and operation of hotels, golf courses, training facilities and senior housing and asset management and administration, including Japanese real estate investment trusts (REITs).

•

Investment and Operation.    This segment consists principally of our investment banking business, including the following operations: venture capital business; loan servicing business that invests in non-performing loans and engages in commercial mortgage-backed securities (CMBS) management and collection; principal investment business; securitization business; and mergers and acquisitions and financial advisory business. In addition, the environmental and energy-related business, which was previously included in the Corporate Financial Services segment, was transferred to the Investment and Operation segment beginning in the three months ended September 30, 2011 in order to integrate domestic and overseas businesses and to enable more dynamic expansion.

•

Retail.    In this segment we primarily serve our individual customers. Our operations include: our trust and banking services through ORIX Bank; our card loan business, which was established in 1979 and is currently managed through an alliance with Sumitomo Mitsui Banking Corporation started in 2009; our life insurance business through which we offer a variety of insurance products through representative and mail-order sales; and our securities business, which is focused on online securities brokerage, started in 1986 and is currently managed through an alliance with Monex Group formed in early 2010.

•

Overseas Business.    Since expanding into Hong Kong in 1971, we have built an extensive overseas network spanning 27 countries and regions including the United States, Asia and the Pacific, the Middle East, North Africa and Europe. In the United States, we are engaged in investment and financing operations, such as corporate finance, investment in securities and investment banking operations, including advisory services in the areas of mergers and acquisitions, corporate financial restructuring, enterprise valuation, loan servicing and fund management. In Asia, Oceania, the Middle East and Europe, we focus on leasing, lending and other financial services that are closely tied to the local communities.

We had total revenues of ¥963,068 million and net income attributable to ORIX Corporation of ¥67,275 million for the fiscal year ended March 31, 2011 and total revenues of ¥714,587 million and net income attributable to ORIX Corporation of ¥68,770 million for the nine months ended December 31, 2011. Our total assets at March 31, 2011 and at December 31, 2011 were ¥8,581,582 million and ¥8,194,598 million, respectively. Net income attributable to ORIX Corporation as a percentage of average total assets based on period-end balances was 0.82% for the fiscal year ended March 31, 2011 and 1.09% for the nine months ended December 31, 2011 on a consolidated annualized basis.

Company Information

Our head office is located at Mita NN Building, 4-1-23 Shiba, Minato-ku, Tokyo 108-0014, Japan. Our telephone number is +81-3-5419-5112. Our website is found at www.orix.co.jp. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RECENT DEVELOPMENTS

Overview

Beginning in the fiscal year ended March 31, 2011 and continuing during the first nine months of the fiscal year ending March 31, 2012, we took steps to position ourselves for strong performance in the next growth cycle with the view that the worst of the global financial crisis was behind us, although there is growing uncertainty due in part to the spread of the European credit crisis, delayed economic recovery, fiscal concerns in advanced economies and tightened monetary policies in emerging economies. We believe we have been able to maintain a stable business performance owing to the following strengths:

•

Business diversification:    We have sought to minimize risks by maintaining a well-diversified business portfolio across our six operating segments. Each of our business segments has a different risk profile, which mitigates adverse effects from the changing business environment and helps to stabilize profitability on a group-wide basis. Our diversified asset portfolio, together with allocating management resources based on management strategy and risk weight, has contributed to our 46 years of continuous profitability. All six of our business segments achieved profitability in the fiscal year ended March 31, 2011, and all of our business segments recorded profits in the nine months ended December 31, 2011, with the exception of the Real Estate segment which recorded a loss due to increased write-downs of long-lived assets and cost of real estate sales. With the exception of the Real Estate and Retail segments, segment profits increased for all segments compared to the same period of the previous fiscal year. Going forward, within our highly profitable, high-growth Overseas Business segment, we intend to increase the pace of our investments in Asia.

•

Financial soundness:    Our debt-to-equity ratio, measured as non-deposit interest-bearing debt (measured as short-term debt plus long-term debt, excluding deposits) divided by ORIX Corporation shareholders’ equity, was 3.4x as of March 31, 2010, 3.8x as of March 31, 2011 (due to the application of new accounting standards regarding the consolidation of variable interest entities, or VIEs, effective April 1, 2010), and 3.4x as of December 31, 2011. On an adjusted basis, which

(a) excludes payables under securitized leases, loan receivables and investment in securities and (b) for March 31, 2011 and December 31, 2011, reverses the cumulative effect on our retained earnings of applying the new accounting standards for the consolidation of VIEs under Accounting Standards Update 2009-16 (Financial Accounting Standards Board, or FASB, Accounting Standards Codification 860 (“Transfers and Servicing”)), or ASU 2009-16, and Accounting Standards Update 2009-17 (FASB Accounting Standards Codification 810 (“Consolidation”)), or ASU 2009-17, effective April 1, 2010, our debt-to-equity ratio was 3.2x, 3.0x and 2.7x as of March 31, 2010, March 31, 2011 and December 31, 2011, respectively. For more information about our adjusted debt-to-equity ratio, see “—Non-GAAP Financial Measures” below.

In addition, ORIX Corporation shareholders’ equity ratio, measured as ORIX Corporation shareholders’ equity divided by total assets, was 16.8% as of March 31, 2010, 15.4% as of March 31, 2011 (due to the application of new accounting standards regarding the consolidation of VIEs, effective April 1, 2010), and 16.6% as of December 31, 2011. On an adjusted basis, which (a) excludes payables under securitized leases, loan receivables and investment in securities from total assets and (b) for March 31, 2011 and December 31, 2011, reverses the cumulative effect on our retained earnings of applying the new accounting standards for the consolidation of VIEs, ORIX Corporation shareholders’ equity ratio was 17.2%, 17.7% and 18.8% as of March 31, 2010, March 31, 2011 and December 31, 2011, respectively. For more information about our adjusted ORIX Corporation shareholders’ equity ratio, see “—Non-GAAP Financial Measures” below.

ORIX has almost no exposure to assets or investments in Europe that are cause for credit risk concern and there has been no direct impact on segment profits or other segment assets stemming from the European financial problems.

The foregoing trends in our debt-to-equity and ORIX Corporation shareholders’ equity ratios have generally been continuing for the past 10 years with only minor and temporary annual trend reversals coinciding with the recent financial crisis.

Funding Structure

We have been improving our balance sheet since the global financial crisis. After the worst of the financial crisis, we have since continued to focus on strengthening our funding structure through:

•

Diversified funding:    To maintain our financial stability, since March 31, 2009 we reduced our non-deposit interest-bearing debt and total assets and also strengthened our funding structure by further diversifying funding methods, retaining excess liquidity and increasing our long-term debt ratio. Our non-deposit interest-bearing debt increased from ¥4,410 billion as of March 31, 2010 to ¥5,010 billion as of March 31, 2011 due to the application of new accounting standards regarding the consolidation of VIEs under ASU 2009-16 and ASU 2009-17. As of December 31, 2011, our non-deposit interest-bearing debt decreased to ¥4,640 billion. On an adjusted basis, which excludes payables under securitized leases, loan receivables and investment in securities, the amount of our non-deposit interest-bearing debt was ¥4,208 billion, ¥3,992 billion and ¥3,757 billion as of March 31, 2010, March 31, 2011 and December 31, 2011, respectively. For more information about our adjusted non-deposit interest-bearing debt, see “—Non-GAAP Financial Measures” below.

Our funding consists mainly of borrowings from financial institutions, funding from capital markets and deposits at our bank subsidiaries. We borrow from a diverse range of financial institutions, including major Japanese banks, regional Japanese banks, foreign banks and life and casualty insurance companies, consisting of over 200 institutions. Funding from the capital markets includes the issuance of straight bonds, medium-term notes (MTNs), unsecured convertible bonds and commercial paper. As of December 31, 2011, 39.0% of our total interest-bearing debt (measured as short-term debt plus long-term debt and deposits) was borrowings from financial institutions, 23.3% was bonds and MTNs, 3.5% was commercial paper, 15.5% was payables under securitized leases, loan receivables and investment in securities and 18.7% was deposits. On an adjusted basis, which excludes payables under securitized leases, loan receivables and investment in securities, as of December 31, 2011, 46.1% of our total interest-bearing debt was borrowings from financial institutions, 27.6% was bonds and MTNs, 4.2% was commercial paper and 22.1% was deposits. We have historically maintained a ratio of approximately 50% direct funding and 50% indirect funding. Our diverse funding structure has led to a stable average cost of funding (measured as interest expense divided by average balance of non-deposit interest bearing debt) over the past two years. For the three months ended December 31, 2011, our average cost of funding was 1.2% for domestic currency and 4.5% for foreign currency, each on an annualized basis. On an adjusted basis, which excludes payables under securitized leases, loan receivables and investment in securities, our average cost of funding for the three months ended December 31, 2011 was 1.2% for domestic currency and 3.7% for foreign currency, each on an annualized basis. For more information about our average funding costs and funding procurement on an adjusted basis, see “—Non-GAAP Financial Measures” below.

To take advantage of overseas business growth potential, particularly in Asia, we intend to strengthen our overseas funding capability, in part by increasing the percentage of our overseas fund procurement. We completed overseas dollar-denominated bond offerings in January 2011 and April 2011. In addition, in March 2011 we issued renminbi-denominated unsecured notes in Hong Kong, becoming the first Japanese company to do so. In October 2011 we issued won-denominated unsecured notes in the Korean market, and in November 2011 we again issued renminbi-denominated unsecured notes in Hong Kong.

•

Continued pursuit of longer maturities:    We have focused on increasing our long-term debt ratio while maintaining a low level of commercial paper. We increased our long-term debt ratio (measured as long-term debt divided by non-deposit interest bearing debt) from 85% as of March 31, 2009 to 90% as of March 31, 2011 due to increased issuance of long-term bonds and the application of new accounting standards regarding the consolidation of VIEs, effective April 1, 2010. As of December 31, 2011, our long-term debt ratio was 90%. On an adjusted basis, which excludes payables under securitized leases, loan receivables and investment in securities, our long-term debt ratio was 86%, 88% and 88% as of March 31, 2010, March 31, 2011 and December 31, 2011, respectively. For more information about our adjusted long-term debt ratio, see “—Non-GAAP Financial Measures” below. The increased issuance of long-term debt has allowed us to achieve a more equalized straight bond redemption schedule for the next six fiscal years as of December 31, 2011 compared to our redemption schedule as of March 31, 2010.

In terms of capital market funding, during the fiscal year ending March 31, 2012 through the date of this prospectus supplement, we have publicly issued approximately ¥186 billion in corporate bonds in Japan, and $400 million in SEC-registered U.S. dollar-denominated bonds, and have redeemed approximately ¥220 billion of outstanding bonds.

•

Well-managed liquidity:    We continued to focus on improving our liquidity position to establish a buffer against uncertain market environments. We continue to implement measures to retain excess liquidity and decrease short-term liquidity risks, such as maintaining ample cash and available committed credit facilities. As of December 31, 2011, our aggregate balance of cash and cash equivalents and available amount of committed credit facilities was ¥1,052 billion, as compared to ¥1,026 billion as of March 31, 2010 and ¥1,143 billion as of March 31, 2011. This, together with the decrease in our adjusted non-deposit interest bearing debt, has led to a liquidity coverage ratio (measured as cash and cash equivalents and available amount of committed credit facilities divided by the sum of commercial paper and the current portions of bonds and MTNs) of over 200% as of March 31 and December 31, 2011, an increase from 148% as of March 31, 2010.

Strategy

We believe that our competitive advantage lies in our ability to offer a broad range of services differentiated from those offered by other financial institutions. We constantly strive to anticipate the market’s needs and to contribute to society by developing leading financial services and innovative, value-added products for our customers. Going forward, we intend to leverage our expertise and experience to further develop two primary business areas, “Finance + Services” and “Emerging Markets, Including Asia” in preparation for the next growth stage while focusing on expanding operations through business portfolio diversification.

•

Finance + Services:    We intend to provide high value-added services, such as our auto leasing services, in Japan to SMEs as well as large corporations. Service and other revenue as a percentage of revenues from our automobile leasing business has increased over the last ten years which we believe is due to our expertise in providing value-added services. We have expanded our fee-based businesses both domestically and overseas, including through the acquisitions of Red Capital Group, a real estate loan structuring and servicing company providing financing for multifamily, senior living and health care projects in the United States, and Mariner Investment Group, a major hedge fund and alternative investment manager. Both companies generate revenues without committing capital, and we aim to increase their profitability by expanding their services going forward. In addition, we have engaged in joint investments in our real estate business to expand our fee business by undertaking asset management in the Real Estate segment. In November 2010, we participated in a consortium of Japanese and overseas investors to acquire Espoir Omotesando, a commercial property in Tokyo for which ORIX provides other fee-based services, in addition to our role as an investor. In March and May of 2012 we plan to open new aquariums in Kyoto and Tokyo, respectively, building on our experience operating the Enoshima Aquarium since 2004. In these new operating facilities we plan to apply our broad ranging know-how from operating a diverse range of facilities such as golf courses, hotels, and nursing facilities. We have also undertaken initiatives to expand our provision of value-added services in the energy and environmental sector. For example, in July 2011 we began offering rental services of diesel generators in order to respond to increased demand for generators due to power shortages and rate increases following the March 2011 earthquake. In our leasing business, transactions involving equipment leases and hire-purchase transactions are slowly increasing in the area affected by the March 2011 earthquake.

•

Emerging Markets, Including Asia:    We believe that the opportunity exists to significantly expand our business in Asia, especially China. We intend to capture the future growth potential in Asia by capitalizing on local subsidiaries and partner networks we have established in addition to leveraging our successful investment track record. We are actively pursuing investment opportunities in the region, in addition to supporting our existing leasing business. We established ORIX (China) Investment Co., Ltd. in December 2009, which was subsequently approved as a multinational corporation “regional headquarters” by the City of Dalian in August 2010, and given a holding company function to consolidate the management of our existing lease and rental subsidiaries in China under one entity. In December 2010, we announced the commencement of construction of an integrated commercial complex within the Port of Dalian redevelopment district that we intend to develop along with Dalian Haichang Group as a business partner and into which we plan to move our Chinese headquarters and subsidiaries. In September 2011, we announced a partnership with Federal Land Incorporated, a real estate developer and affiliate of Metropolitan Bank and Trust Company, the second largest bank in the Philippines, to develop a large-scale landmark office, hotel and condominium complex in Manila. In June 2011 we assumed the representative role funding and planning risk analysis in a consortium studying the development of sewer pipelines and waste water treatment plants through a public-private partnership in Jakarta City, Indonesia. The goal of this initiative is to create a model where sewage treatment and management in Asia is conducted by

Japanese companies. We have made a number of private equity, real-estate and ship and aircraft operations investments in Asia, such as investments in China Water Affairs Group Limited in China, STX Metal in Korea, AirAsia X in Malaysia and a condominium development in Singapore. In June 2011, we made a KRW 300 billion private equity investment in Mirae Asset Life Insurance, the 5th largest company in the South Korean life insurance industry by total assets. We plan to participate as both an investor and as a fund manager in order to expand our fee business in Asia, taking advantage of the capabilities of the Mirae Asset Financial Group, which through its subsidiary Mirae Asset Global Investments is the largest asset manager in South Korea in terms of assets under management. For the three months ended December 31, 2011, our average cost of funding for foreign currency on an annualized basis was 4.5%. On an adjusted basis, which excludes payables under securitized leases, loan receivables and investment in securities, our average cost of funding for foreign currency for the three months ended December 31, 2011 on an annualized basis was 3.7%. For more information about our average funding costs and funding procurement on an adjusted basis, see “—Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

This prospectus supplement includes certain financial measures presented on a basis not in accordance with U.S. GAAP, or non-GAAP financial measures, including long-term debt, ORIX Corporation shareholders’ equity and total assets, as well as other measures or ratios calculated based thereon, presented on an adjusted basis, which excludes payables under securitized leases, loan receivables and investment in securities and reverses the cumulative effect on retained earnings of applying the new accounting standards for the consolidation of VIEs, effective April 1, 2010.

Our management believes that these non-GAAP financial measures may provide investors with additional meaningful comparisons between our financial condition as of December 31, 2011, as compared to prior periods. Effective April 1, 2010, we adopted ASU 2009-16 and ASU 2009-17, which changed the circumstances under which we are required to consolidate certain VIEs. Our adoption of these accounting standards caused a significant increase in our consolidated assets and liabilities and a decrease in our retained earnings without affecting the net cash flow and economic effects of our investments in such consolidated VIEs. Accordingly, our management believes that providing financial measures that exclude the impact of consolidating certain VIEs on our assets and liabilities as a supplement to financial information calculated in accordance with U.S. GAAP enhances understanding of the overall picture of our current financial position and enables investors to evaluate our historical financial and business trends without balance sheet fluctuation caused by our adoption of these accounting standards.

We provide these non-GAAP financial measures as supplemental information to our consolidated financial statements prepared in accordance with U.S. GAAP, and they should not be considered in isolation or as a substitute for the most directly comparable U.S. GAAP measures. The tables set forth below provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures presented in accordance with U.S. GAAP as reflected in our consolidated financial statements for the periods provided.

Adjusted assets, liabilities and ORIX Corporation shareholders’ equity

	As of March 31,			As of December 31, 2011
	2009	2010	2011
	(In millions of yen)
Total assets (a)	¥8,369,736	¥7,739,800	¥8,581,582	¥8,194,598
Deduct:
Payables under securitized leases, loan receivables and investment in securities(1)	358,969	202,224	1,018,190	883,093

Adjusted assets (b)	8,010,767	7,537,576	7,563,392	7,311,505

Short-term debt (c)	798,167	573,565	478,633	467,121
Long-term debt (d)	4,453,845	3,836,270	4,531,268	4,172,523
Deduct:
Payables under securitized leases, loan receivables and investment in securities	358,969	202,224	1,018,190	883,093

Adjusted long-term debt (e)	4,094,876	3,634,046	3,513,078	3,289,430

Non-deposit interest bearing debt (c) + (d)	5,252,012	4,409,835	5,009,901	4,639,644

Adjusted non-deposit interest bearing debt (c) + (e)	4,893,043	4,207,611	3,991,711	3,756,551
ORIX Corporation shareholders’ equity (f)	1,167,530	1,298,684	1,319,341	1,357,579
Deduct:
The cumulative effect on retained earnings of applying the new accounting standards for the consolidation of VIEs under ASU 2009-16 and ASU 2009-17, effective April 1, 2010	—	—	(21,947)	20,055

Adjusted ORIX Corporation shareholders’ equity (g)	1,167,530	1,298,684	1,341,288	1,377,634

(1)	These amounts are recorded as liabilities and are included in long-term debt.

Key ratios

	As of March 31,						As of December 31, 2011
	2009		2010		2011
	(In percentages, except debt-to-equity ratio)
ORIX Corporation shareholders’ equity ratio (f) / (a)	13.9		16.8		15.4		16.6
Adjusted ORIX Corporation shareholders’ equity ratio (g) / (b)	14.6		17.2		17.7		18.8
Debt-to-equity ratio ((c) + (d)) / (f)	4.5	x	3.4	x	3.8	x	3.4	x
Adjusted debt-to-equity ratio ((c) + (e)) / (g)	4.2	x	3.2	x	3.0	x	2.7	x
Long-term debt ratio (d) / ((c) + (d))	85		87		90		90
Adjusted long-term debt ratio (e) / ((c) + (e))	84		86		88		88

Average funding costs (by currency)

	For the three months ended December 31, 2011
	Domestic Currency	Foreign Currency
Revised	(In millions of yen, except percentages)

Average balance of non-deposit interest bearing debt (a)	¥4,491,430	¥1,208,825
Less:
Average balance of payables under securitized leases, loan receivables and investment in securities	282,974	526,473

Adjusted average balance of non-deposit interest bearing debt (b)	4,208,456	682,352

Interest expense (c)	¥13,924	¥13,582
Less:
Interest expense for payables under securitized leases, loan receivables and investment in securities	900	7,275

Adjusted interest expense (d)	13,024	6,307

Average cost of funding (annualized) (c) / (a)	1.2%	4.5%
Adjusted average cost of funding (annualized) (d) / (b)	1.2%	3.7%

Funding structure (by type)

	As of December 31, 2011
	Total interest bearing debt	Share	Adjusted total interest bearing debt	Share
	(In millions of yen, except percentages)
Borrowings from financial institutions	¥2,226,142	39.0%	¥2,226,142	46.1%
Bonds and medium-term notes	1,328,348	23.3%	1,328,348	27.6%
Commercial paper	202,061	3.5%	202,061	4.2%
Payables under securitized leases, loan receivables and investment in securities	883,093	15.5%	—	—
Deposits	1,063,667	18.7%	1,063,667	22.1%

Total	¥5,703,311	100%	¥4,820,218	100%

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Senior Debt Securities” in the accompanying prospectus.

Issuer	ORIX Corporation.

Notes offered.	US$ aggregate principal amount of % notes due 2017.

Maturity date	, 2017.

Issue price	% of the principal amount plus accrued interest from March , 2012 if settlement occurs after that date.

Interest payment dates	Interest on the notes will be payable on and of each year, beginning , 2012.

Interest rate	%.

Calculation of interest	Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Ranking	The notes will be ORIX’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of ORIX’s other unsecured and unsubordinated debt.

Additional amounts	All payments of principal and interest on the notes will be made without withholding or deduction for or on account of any taxes unless such withholding or deduction is required by law. Payments of interest on the notes generally will be subject to Japanese withholding tax unless the beneficial owner of the notes establishes that it is not a Japanese corporation, an individual resident of Japan, or an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of ORIX for Japanese tax purposes. See “Tax Considerations—Japanese Tax Considerations” in this prospectus supplement. If payments of principal or interest on the notes are subject to withholding or deduction under Japanese tax law, we will pay such additional amounts, subject to certain exceptions, in respect of Japanese taxes as will result in the payment of amounts otherwise receivable absent any such withholding or deduction. See “Description of Notes—Additional Amounts” in this prospectus supplement. References to principal or interest in respect of the notes include any additional amounts which may be payable by us with respect thereto.

Optional tax redemption

If, due to changes in Japanese law occurring on or after the issue date of the notes, we would be required to pay additional amounts as described under “Description of Notes—Additional Amounts” in this prospectus supplement, we may redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. For a more complete description, see “Description of Notes—Optional Tax Redemption” in this prospectus supplement.

Markets	We are offering the notes only in jurisdictions in the United States, Europe and Asia (other than Japan), subject to certain exceptions, where the offering is permitted, and in all cases in compliance with applicable laws and regulations. See “Underwriting” in this prospectus supplement for more information.

Form and denominations	The notes will be issued in fully registered form, without coupons, in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof and will be represented by one or more global notes. The notes will be issued in the form of global securities deposited in The Depository Trust Company, or DTC. Beneficial interests in the notes may be held through DTC, Clearstream Banking, société anonyme, or Clearstream, or Euroclear Bank S.A./N.A., or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus.

Covenants	The indenture relating to the notes contains restrictions on our ability to incur liens and merge or transfer assets. For a more complete description see “Description of Notes—Negative Pledge” in this prospectus supplement and “Description of Senior Debt Securities— Covenants” in the accompanying prospectus.

Further issuances	We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to the notes, which additional notes shall increase the aggregate principal amount of and shall be consolidated and form a single series with, the notes. We may also issue other securities under the indenture that have different terms from the notes.

Governing law	The notes will be and the indenture is governed by and construed in accordance with the laws of the State of New York.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

Listing	The notes will not be listed on any securities exchange.

Trustee	Law Debenture Trust Company of New York.

Paying agent	Citibank, N.A.

Risk factors

You should carefully consider all of the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement and under “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F.

Lock-up agreement	We have agreed with the underwriters to restrictions on issuances and sales of certain U.S. dollar-denominated notes by ORIX which are SEC registered or otherwise publicly offered, or are listed on any securities exchange, for a period of 30 days from the closing of the offering, as described in greater detail in this prospectus supplement under “Underwriting.”

Clearance and settlement	The notes have been accepted for clearance through DTC, Euroclear and Clearstream.

Delivery of the notes	Delivery of the notes is expected on or about March , 2012.

RISK FACTORS

Investing in the notes involves risks. You should consider carefully the risks relating to the notes described below, as well as the other information presented in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before you decide whether to invest in the notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes offered could decline, in which case you may lose all or part of your investment.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below, elsewhere in this prospectus supplement and in “Item 3. Key Information—Risk Factors” of our annual report on Form 20-F for the fiscal year ended March 31, 2011.

Risks relating to the offering

The notes are unsecured obligations of ORIX, structurally subordinated and do not entitle holders to receive specific security interests

The notes are unsecured obligations of ORIX and will be structurally subordinated to debt obligations of our subsidiaries, as well as other obligations of our subsidiaries, such as life insurance. A substantial portion of our outstanding long-term indebtedness consists of debt of our subsidiaries.

A portion of our debt is secured by our assets. See Note 18 to the unaudited interim consolidated financial statements in our report on Form 6-K submitted to the SEC on February 13, 2012. In addition, as is common with most Japanese corporations, our loan agreements relating to short-term and long-term debt with Japanese banks and some insurance companies provide that our assets are subject to pledges as collateral at any time if requested by the lenders. Lenders whose loans constitute a majority of our indebtedness have the right to request that we pledge assets to secure their loans. Although we have not received any requests of this kind from our lenders, there can be no assurance that our lenders will not request us to provide such collateral in the future. Most of these loan agreements, and some other loan agreements, contain rights of the lenders to offset cash deposits held by them against loans to us under specified circumstances.

Whether the provisions in our loan agreements and debt arrangements described above can be enforced will depend upon factual circumstances. However, if they are enforced, the claims of these lenders and banks would have priority over our assets and would rank senior to the claims of holders of the notes.

There is no prior market for the notes, and if a market develops, it may not be liquid

We do not intend to list the notes on any securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes following the offering. However, the underwriters have no obligation to make a market in the notes, and they may stop at any time. Further, there can be no assurance as to the liquidity of any market that may develop for the notes or the prices at which you will be able to sell your notes, if at all. Future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar securities; and

•	declining general economic conditions.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes; and

•	level, direction and volatility of market interest rates in general.

We are not restricted in our ability to dispose of our assets by the terms of the notes

The indenture governing the notes contains a negative pledge covenant that prohibits us from pledging assets to secure other bonds or similar debt instruments unless we make a similar pledge to secure the notes offered by this prospectus supplement and the accompanying prospectus. However, we are generally permitted to sell or otherwise dispose of substantially all of our assets to another corporation or other entity under the terms of the notes. If we decide to dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the notes, and those assets will no longer be available to support the notes.

The indenture and the notes do not contain any restrictions on our ability to pay dividends, incur indebtedness or issue or repurchase securities and provide holders with limited protection in the event of a change in control

The indenture and the notes do not contain any financial covenants or other restrictions on our ability to pay dividends on our shares of common stock, our ability to incur additional debt, including senior indebtedness (except as set forth in “Description of Notes—Negative Pledge”), or our ability to issue new securities or repurchase our outstanding securities. In addition, the indenture and the notes do not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or change in control of ORIX.

Changes in the rating methodology by Moody’s and any other actions by rating agencies may have an adverse effect on the credit ratings, market prices and liquidity of the notes

The notes have received credit ratings from certain credit rating agencies. Such ratings are not recommendations to buy, sell or hold the notes, are limited in scope, and do not address all material risks relating to an investment in the notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if in each rating agency’s judgment, circumstances so warrant. On August 15, 2011 Moody’s Investors Services, Inc. published a request for comment on “Proposal to Update: Finance Company Global Rating Methodology”, which described proposed changes to its methodology for rating finance companies globally. Moody’s Investors Services, Inc. requested feedback for the proposed changes to its methodology by September 30, 2011 and could finalize and make public the revised methodology at any time. It is likely that Moody’s Japan K.K., a subsidiary of Moody’s Investors Services, Inc. that issues credit ratings for Japanese issuers, will take into account the eventual revisions to the finance company methodology, which could result in a downgrade of the credit rating assigned to the notes and reduce the population of potential investors in the notes and adversely affect the price and liquidity of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the consolidated ratio of earnings to fixed charges for ORIX for the periods indicated.

	For the year ended March 31,					For the nine months ended December 31, 2011
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	x4.465	x2.770	x1.646	x1.514	x1.584	x2.181

Note:	In accordance with FASB Accounting Standards Codification 205-20 (“Presentation of Financial Statements—Discontinued Operations”), we retroactively reclassified certain items used in the calculation of ratio of earnings to fixed charges for the fiscal years ended March 31, 2007, 2008, 2009 and 2010 related to the operations of the subsidiaries, the business units, and certain properties, which were disposed of or were classified as held for sale without significant continuing involvement in the operations during the fiscal year ended March 31, 2011. We similarly retroactively reclassified certain items used in the calculation of ratio of earnings to fixed charges for the fiscal year ended March 31, 2011 related to the operations of the subsidiaries, the business units, and certain properties, which were disposed of or were classified as held for sale without significant continuing involvement in the operations during the fiscal period ended December 31, 2011.

In calculating the ratio of earnings to fixed charges, we used the following definitions:

The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest component within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.

The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are fixed charges. From the total of the added items, subtract the interest capitalized, the preference security dividend requirements of consolidated subsidiaries and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

SELECTED FINANCIAL DATA

The tables below set forth selected consolidated financial data as of and for the years ended March 31, 2007, 2008, 2009, 2010 and 2011 and as of and for the nine months ended December 31, 2010 and 2011. The selected financial data as of and for the years ended March 31, 2007, 2008, 2009, 2010 and 2011 have been derived primarily from our audited consolidated financial statements. The selected financial data as of and for the nine months ended December 31, 2010 and 2011 have been derived primarily from our unaudited interim consolidated financial statements which contain all normal and recurring adjustments necessary for fair presentation of our financial condition and results of operations and are included in our report on Form 6-K submitted to the SEC on February 13, 2011, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The results of operations for the nine-month periods ended December 31, 2010 and 2011 are not necessarily indicative of the results for a full year’s operations.

	For the year ended March 31,					For the nine months ended December 31,
	2007	2008	2009	2010	2011	2010	2011
			(In millions of yen)
Income statement data:(1)
Total revenues	¥1,111,655	¥1,125,950	¥1,032,486	¥912,294	¥963,068	¥695,648	¥714,587
Total expenses	830,730	940,547	978,307	883,584	888,180	631,069	612,725
Operating income	280,925	185,403	54,179	28,710	74,888	64,579	101,862
Equity in net income (loss) of affiliates	31,951	48,316	(40,458)	8,364	16,806	9,014	(1,847)
Gains (losses) on sales of subsidiaries and affiliates and liquidation losses, net	1,962	12,232	(1,686)	17,519	1,199	1,570	2,497
Income before income taxes, discontinued operations and extraordinary gain	314,838	245,951	12,035	54,593	92,893	75,163	102,512
Income from continuing operations	189,021	148,309	14,633	32,199	65,004	45,799	70,442
Net income attributable to the noncontrolling interests	2,014	1,952	1,175	704	2,373	185	903
Net income attributable to the redeemable noncontrolling interests	3,032	1,950	698	2,476	2,959	1,601	1,787
Net income attributable to ORIX Corporation	196,506	169,597	21,924	37,757	67,275	50,798	68,770

	As of March 31,					As of December 31, 2011
	2007	2008	2009	2010	2011
	(In millions of yen except number of shares)
Balance sheet data:(1)
Investment in direct financing leases(2)	¥1,258,404	¥1,098,128	¥914,444	¥756,481	¥830,853	¥839,630
Installment loans(2)	3,490,326	3,766,310	3,304,101	2,464,251	2,983,164	2,741,097
Investment in operating leases	862,049	1,019,956	1,226,624	1,213,223	1,270,295	1,270,104
Investment in securities	875,581	1,121,784	926,140	1,104,158	1,175,381	1,167,720
Other operating assets	152,106	197,295	189,560	186,396	235,430	236,418
Allowance for doubtful receivables on direct financing leases and probable loan losses	(89,508)	(102,007)	(158,544)	(157,523)	(154,150)	(131,538)
Others	1,658,229	1,893,504	1,967,411	2,172,814	2,240,609	2,071,167

Total assets	¥8,207,187	¥8,994,970	¥8,369,736	¥7,739,800	¥8,581,582	¥8,194,598

Short-term debt	¥1,174,391	¥1,330,147	¥798,167	¥573,565	¥478,633	¥467,121
Long-term debt	3,863,057	4,462,187	4,453,845	3,836,270	4,531,268	4,172,523
Deposits	446,474	470,683	667,627	853,269	1,065,175	1,063,667
Common stock	98,755	102,107	102,216	143,939	143,995	144,007
Additional paid-in capital	119,402	135,159	136,313	178,661	179,137	179,210
ORIX Corporation shareholders’ equity	1,194,234	1,267,917	1,167,530	1,298,684	1,319,341	1,357,579
Number of issued shares	91,518,194	92,193,067	92,217,067	110,229,948	110,245,846	110,249,238
Number of outstanding shares	91,233,710	90,496,863	89,400,220	107,484,247	107,498,502	107,511,178

	As of and for the year ended March 31,										As of and for the nine months ended December 31,
	2007		2008		2009		2010		2011		2010		2011
	(In yen and dollars, except ratios and number of employees)
Key ratios (%, except D/E ratio)(3)
Return on ORIX Corporation shareholders’ equity, or ROE	18.30		13.78		1.80		3.06		5.14		5.22		6.85
Return on assets, or ROA	2.54		1.97		0.25		0.47		0.82		0.83		1.09
ORIX Corporation shareholders’ equity ratio	14.55		14.10		13.95		16.78		15.37		15.19		16.57
Debt-to-equity ratio, or D/E ratio(4)	4.2	x	4.6	x	4.5	x	3.4	x	3.8	x	3.9	x	3.4	x
Allowance/investment in direct financing leases and installment loans	1.88		2.10		3.76		4.89		4.04		4.22		3.67

Per share data and employees:
ORIX Corporation shareholders’ equity per share	¥13,089.83		¥14,010.62		¥13,059.59		¥12,082.56		¥12,273.11		¥12,054.84		¥12,627.33
Basic earnings per share for income attributable to ORIX Corporation from continuing operations(5)	2,042.37		1,594.69		146.11		284.43		556.20		411.01		631.72
Basic earnings per share for net income attributable to ORIX Corporation	2,177.10		1,860.63		246.59		370.52		625.88		472.60		639.68
Diluted earnings per share for net income attributable to ORIX Corporation	2,100.93		1,817.81		233.81		315.91		527.75		398.51		534.26
Dividends applicable to fiscal year per share	130.00		260.00		70.00		75.00		80.00		—		—
Dividends applicable to fiscal year per share(6)	$1.07		$2.49		$0.73		$0.81		$0.99		—		—
Number of employees	16,662		18,702		18,920		17,725		17,578		17,484		18,205

(1)	In accordance with FASB Accounting Standards Codification 205-20 (“Presentation of Financial Statements—Discontinued Operations”), we retroactively reclassified certain items for the fiscal years ended March 31, 2007, 2008, 2009 and 2010 related to the operations of the subsidiaries, the business units, and certain properties, which were disposed of or were classified as held for sale without significant continuing involvement in the operations during the fiscal year ended March 31, 2011. We also retroactively reclassified certain items for the fiscal year ended March 31, 2011 and the nine-month period ended December 31, 2010 related to the operations of the subsidiaries, the business units, and certain properties, which were disposed of or were classified as held for sale without significant continuing involvement in the operations during the nine-month period ended December 31, 2011. In addition, as a result of the adoption of ASC 810-10-65-1 (“Consolidation—Noncontrolling Interests in Consolidated Financial Statements”), “Income before income taxes, minority interests in earnings of subsidiaries, discontinued operations and extraordinary gain,” “Net income” and “Shareholders’ equity,” which were used before the adoption, have been reclassified as “Income before income taxes, discontinued operations and extraordinary gain,” “Net income attributable to ORIX Corporation,” and “ORIX Corporation shareholders’ equity,” respectively.
(2)

The sum of assets considered 90 days or more past due and loans individually evaluated for impairment amounted to ¥134,394 million, ¥203,253 million, ¥495,514 million, ¥386,146 million and ¥344,855 million as of March 31, 2007, 2008, 2009, 2010 and 2011, respectively. These sums included: (i) investment in direct financing leases considered 90 days or more past due of ¥21,149 million,

¥22,637 million, ¥27,949 million, ¥25,682 million and ¥22,787 million as of March 31, 2007, 2008, 2009, 2010 and 2011, respectively, (ii) installment loans (excluding loans individually evaluated for impairment) considered 90 days or more past due of ¥12,656 million, ¥15,333 million, ¥17,860 million, ¥12,321 million and ¥10,037 million, as of March 31, 2007, 2008, 2009, 2010, and 2011 respectively, and (iii) installment loans individually evaluated for impairment of ¥100,589 million, ¥165,283 million, ¥449,705 million, ¥348,143 million and ¥312,031 million as of March 31, 2007, 2008, 2009, 2010 and 2011, respectively.
(3)	Return on ORIX Corporation shareholders’ equity is the ratio of net income attributable to ORIX Corporation for the period to average ORIX Corporation shareholders’ equity based on period-end balances. Return on assets is the ratio of net income attributable to ORIX Corporation for the period to average total assets based on period-end balances. ORIX Corporation shareholders’ equity ratio is the ratio as of the period end of ORIX Corporation shareholders’ equity to total assets. Allowance/investment in direct financing leases and installment loans is the ratio as of the period end of the allowance for doubtful receivables on direct financing leases and probable loan losses to the sum of investment in direct financing leases and installment loans.
(4)	Debt-to-equity ratio is measured as total non-deposit interest-bearing debt (short-term debt plus long-term debt but excluding deposits) divided by ORIX Corporation shareholders’ equity.
(5)	Basic earnings per share for income attributable to ORIX Corporation from continuing operations is the amount derived by dividing income attributable to ORIX Corporation from continuing operations by the weighted-average number of common shares outstanding based on month-end balances during the period.
(6)	The U.S. dollar amounts represent translations of the Japanese yen amounts using noon buying rates for Japanese yen per $1.00 in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York in effect on the respective dividend payment dates.

EXCHANGE RATES

The following table provides the high, low, average and period-end noon buying rates for yen expressed in yen per $1.00 in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York during the periods indicated. As of February 24, 2012, the latest practicable date for which exchange rate information was available, the noon buying rate for Japanese yen was ¥80.88 = $1.00. No representation is made that the yen or dollar amounts referred to herein could have been or could be converted into dollars or yen, as the case may be, at any particular rate or at all.

	For the year ended March 31,
Yen per dollar exchange rates:	2007	2008	2009	2010	2011
	(Yen per dollar)
High	¥121.81	¥124.09	¥110.48	¥100.71	¥94.68
Low	110.07	96.88	87.80	86.12	78.74
Average of the last days of the months	116.55	113.61	100.85	92.49	85.00
At period-end	117.56	99.85	99.15	93.40	82.76

The following table provides the high and low noon buying rates for yen per $1.00 during the months indicated.

2011	High	Low
August	79.10	76.41
September	77.48	76.30
October	77.97	75.72
November	78.28	76.93
December	78.13	76.28

2012
January	78.13	76.28
February (through February 24)	76.11	80.88

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited consolidated capitalization and indebtedness at December 31, 2011 on an actual basis and an adjusted basis to give effect to the issuance of the notes. You should read this table together with our consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2011
	Actual	As adjusted
	(In millions of yen)
Short-term debt:
Total short-term debt (excluding current portion of long-term debt)	¥467,121		¥467,121

Long-term debt:
Total long-term debt	¥4,172,523	¥

Equity:
Common stock:
authorized—259,000,000 shares
issued—110,249,238 shares	¥144,007		¥144,007
Additional paid-in capital	179,210		179,210
Retained earnings	1,201,783		1,201,783
Accumulated other comprehensive income (loss)	(118,418)		(118,418)
Treasury stock, at cost	(49,003)		(49,003)
ORIX Corporation shareholders’ equity	¥1,357,579		¥1,357,579

Noncontrolling interests	¥38,846		¥38,846

Total equity	¥1,396,425		¥1,396,425

Total liabilities and equity	¥8,194,598	¥

(1)	For a discussion of secured indebtedness as of December 31, 2011, see Note 18 to the unaudited interim consolidated financial statements in our report on Form 6-K submitted to the SEC on February 13, 2012.
(2)	As of December 31, 2011, no material portion of our consolidated indebtedness was guaranteed. For the purpose of this note, guaranteed means guarantees provided by third parties.
(3)	We and certain subsidiaries guarantee loans made by banks and other financial institutions to third parties. For a discussion of guarantees by us as of December 31, 2011, see Note 18 to the unaudited interim consolidated financial statements in our report on Form 6-K furnished to the SEC on February 13, 2012.
(4)	Since December 31, 2011, we have issued approximately ¥20 billion total aggregate amount of unsecured senior notes in Japan, and announced proposed future issuances of approximately ¥45 billion total aggregate amount of unsecured senior notes in Japan.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be approximately $            . We intend to use the net proceeds of this offering for general corporate purposes.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the notes set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities.” We urge you to read the information contained in this prospectus supplement and in the accompanying prospectus before deciding whether to invest in the notes. Whenever a defined term is referred to but not defined in this section, the definition of that term is contained in the accompanying prospectus or in the indenture referred to therein.

General

We will offer the notes under an indenture between us and Law Debenture Trust Company of New York, as trustee, dated as of April 27, 2010. The indenture is qualified under the Trust Indenture Act of 1939, as amended. The indenture is more fully described in the accompanying prospectus.

The notes will be issued only in fully registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The notes will not be redeemable prior to maturity, except as set forth below under “—Optional Tax Redemption,” and will not be subject to any sinking fund.

The notes will be and the indenture is governed by and construed in accordance with the laws of the State of New York.

The indenture and the notes do not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including other senior indebtedness (other than as set forth below under “—Negative Pledge”), or the issuance or repurchase of our securities. The indenture and the notes do not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of us.

The trustee is located at 400 Madison Avenue, 4th Floor, New York, NY 10017, U.S.A.

Principal, Maturity and Interest

The initial aggregate principal amount of the notes is US$            . The notes will mature on             , 2017. We will issue notes in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will be represented by one or more registered notes in global form without coupons and in certain circumstances may be represented by notes in definitive form.

Interest on the notes will accrue at the rate of         % per annum. We will pay interest on the notes semiannually in arrears on             and             , beginning on             , 2012. We will pay interest to the holders of record of the notes on the immediately preceding             and             , as applicable. Interest on the notes will accrue from or, if interest has already been paid, from the date it was most recently paid. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking or trust institutions in New York City or in Tokyo are authorized generally or obligated by law, regulation or executive order to be closed.

Additional Amounts

We will make payments of principal and interest on the notes without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied by or on behalf of Japan or any political subdivision thereof having power to tax, unless otherwise required by law. If we are required by Japanese law to make any such withholding or deduction, we will pay such additional amounts as will result in the receipt by the holder of such amount as would have been received by it had no such deduction or withholding been required. However, no additional amounts will be payable with respect to any note under any of the following circumstances:

•

the holder or beneficial owner of the note is an individual non-resident of Japan or non-Japanese corporation and is liable for such Japanese taxes in respect of such note by reason of its (a) having some connection with Japan other than the mere holding of the note or (b) being a person having a special relationship with ORIX for Japanese tax purposes as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation;

•

the holder or beneficial owner of the note is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution (as defined below) that complies with the requirement, among others, to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below), and an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant (as defined below) or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by us by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the notes through a payment handling agent in Japan appointed by ORIX);

•

the tax, duty, assessment or other governmental charge is imposed or withheld because the holder or beneficial owner failed to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of Japan require as a precondition to exemption from all or part of such tax or governmental charge;

•

the note is presented for payment (where presentation is required) more than 30 days after the day on which such payment on the note became due or after the full payment was provided for, whichever occurs later, except to the extent the holder thereof would have been entitled to additional amounts on presenting the same for payment on the last day of such period of 30 days;

•

the withholding or deduction is imposed on a payment to an individual pursuant to the European Council Directive 2003/48/EC regarding the taxation of savings income, or any law implementing such directive;

•

the withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its note (where presentation is required) to another paying agent maintained by us;

•

the holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any note, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such additional amounts had it been the holder of such note; or

•	any combination of the above.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or a non-Japanese corporation with no permanent establishment within Japan or with a permanent establishment within Japan but where the receipt of the interest under the notes is not attributable to the business carried on within Japan by the recipient through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, provided that such beneficial owner complies with certain requirements, including among others:

•

if the relevant notes are held through certain participants, or each a Participant, in an international clearing organization such as Euroclear, Clearstream, DTC or certain financial intermediaries prescribed by the Act on Special Measures Concerning Taxation and the relevant cabinet order thereunder, or together with the ministerial ordinance and other regulations thereunder, the Law, the requirement to provide certain information prescribed by the Law to enable the Participant to establish that the beneficial owner is exempt from the requirement for Japanese income tax to be withheld or deducted; and

•

if the relevant notes are not held through a Participant, the requirement to submit to the relevant paying agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), or a Written Application for Tax Exemption, together with certain documentary evidence.

For more details regarding Japanese withholding tax, see “Tax Considerations—Japanese Tax Considerations.”

We will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Japanese taxing authority in accordance with applicable law. We will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so deducted or withheld from the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge and will provide such certified copies to each holder. We will attach to each certified copy a certificate stating (x) that the amount of withholding tax, duty, assessment or other governmental charge evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding tax, duty, assessment or other governmental charge paid per US$1,000 principal amount of the notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the notes upon request and will be made available at the office of the paying agent.

The obligation to pay additional amounts with respect to any taxes, duties, assessments and other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal or interest on the note; provided that, we will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the indenture or as a consequence of the initial issuance, execution, delivery or registration of the notes.

References to principal or interest in respect of the notes shall be deemed to include any additional amounts due which may be payable with respect thereto as set forth in the notes and the indenture.

Optional Tax Redemption

We have the option to redeem the notes prior to maturity if, as a result of any change in Japanese law occurring on or after the issue date of the notes, we would be required to pay additional amounts as described under “—Additional Amounts,” in which case we may redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the notes, and no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be required to pay additional amounts if a payment in respect of the notes were then due.

Negative Pledge

So long as any of the notes remain outstanding we may not create or permit to subsist any pledge, lien or other charge upon the whole or any part of ORIX’s undertaking, assets or revenues present or future to secure, for the benefit of the holders thereof, any External Indebtedness, as defined below, without according or procuring to be accorded to our debt obligations under the notes and the indenture the same security as is granted to such External Indebtedness or such other security or guarantee as shall be approved by holders representing more than 50% of the outstanding principal amount of the series of debt securities of which the notes are a part.

“External Indebtedness” means any indebtedness of ORIX or its consolidated subsidiaries with a stated maturity of more than one year from the creation thereof, which is represented by bonds, debentures, notes or any other similar debt securities which are quoted, listed or ordinarily dealt in, or are intended to be quoted, listed or ordinarily dealt in, on a stock exchange or on any over-the-counter or any other similar securities market outside Japan and which are by their terms repayable or confer a right to receive repayment in any currency other than yen or are denominated in yen if a majority of the aggregate nominal amount thereof is initially distributed outside Japan by or with our authorization (or guarantees, indemnities or other like obligations, in each case granted or undertaken for the benefit of the holders of such securities to secure the payment of such indebtedness, in respect of such indebtedness).

Events of Default and Remedies

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Senior Debt Securities—Events of Default under the Indenture” and “Description of Senior Debt Securities—Acceleration of Senior Debt Securities upon an Event of Default” in the accompanying prospectus.

Further Issuances

We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes (other than the issue date, the date upon which interest first accrues and, in some cases, the first interest payment date), which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes; provided that such additional notes must be fungible with the notes for U.S. federal income tax purposes. We may also issue other securities under the indenture as part of a separate series that have different terms from the notes.

Methods of Receiving Payments

The principal of, and interest and additional amounts on, the notes represented by the global notes will be payable in U.S. dollars. We will cause the trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to DTC.

Paying Agent and Registrar

Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, NY 10013, U.S.A. will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Authenticating Agent

The indenture permits the trustee to appoint an authenticating agent or agents with respect to the notes. Such authenticating agent will be authorized to act on behalf of the trustee to authenticate the notes and notes authenticated by such authenticating agent will be entitled to the benefits of the indenture and valid and obligatory for all purposes as if authenticated by the trustee. The trustee has appointed Citibank, N.A. as authenticating agent for the notes. The trustee may change the authenticating agent at any time, as more fully described in the indenture.

Transfer and Exchange

A holder of notes issued in definitive form may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

We will treat the registered holder of a note as the owner of that note for all purposes, except as described under “—Methods of Receiving Payments.” See “—Book-Entry, Delivery and Form.”

Book Entry, Delivery and Form

The notes will be represented by one or more global notes. The global notes will be deposited upon issuance with Cede & Co., as nominee for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of direct or indirect participants, including Clearstream and Euroclear.

Except as otherwise described in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to DTC, a nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interests in the global notes for notes in certificated form except in limited circumstances. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream and Euroclear), which may change from time to time.

It is expected that delivery of the notes will be made against payment for the notes on or about March     , 2012.

Clearance and Settlement

The notes have been accepted for clearance through DTC, Euroclear and Clearstream.

TAX CONSIDERATIONS

Japanese Tax Considerations

The information in this section entitled “Japanese Tax Considerations” is a general description of certain Japanese tax aspects of the notes provided for the convenience only of investors, and does not purport to be a comprehensive description of the tax aspects of the notes. Prospective purchasers of the notes are advised to consult their own legal, tax, accountancy or other professional advisors in order to ascertain their particular circumstances regarding taxation. The statements below are general in nature and not exhaustive. Further, the statements below are based on current tax laws and regulations in Japan as in effect on the date hereof and which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this prospectus supplement or the accompanying prospectus are to be regarded as advice on the tax position of any beneficial owner of the notes, or a beneficial owner, or any person purchasing, selling or otherwise dealing in the notes or any tax implication arising from the purchases, sale or other dealings in respect of the notes. Prospective purchasers of the notes should consult their own professional tax advisors about their tax position and any tax implications with respect to the notes.

Representation of Gross Recipient Status upon Initial Distribution

By subscribing for the notes, an investor will be deemed to have represented that it is a “Gross Recipient.” A “Gross Recipient” for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation, (ii) a Japanese financial institution, designated in Article 3-2-2, paragraph (29) of the Cabinet Order that will hold notes for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation whose receipt of interest on the notes will be made through a payment handling agent in Japan as defined in Article 2-2, paragraph (2) of the Cabinet Order. As part of the initial distribution by the underwriters at any time, the notes are not to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or re-sale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient.

Interest Payments and Issue Differential

The following description of Japanese taxation (limited to national taxes) applies exclusively to interest on the notes and the difference, if any, between the issue price of the notes and the amount that the beneficial owner receives upon redemption of the notes, or the Issue Differential, with respect to the notes that are issued by ORIX outside Japan and interest payable outside Japan. It is not intended to be exhaustive and prospective purchasers are advised to consult their tax advisors as to their exact tax position.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but the receipt of the interest on the notes is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, provided that such beneficial owner complies with certain requirements including, among others:

•

if the relevant notes are held through a Participant, the requirement to provide, at the time of entrusting a Participant with the custody of the relevant notes, certain information prescribed by the Law to enable the Participant to establish that the beneficial owner is exempt from the requirement for Japanese tax to be withheld or deducted, or the Interest Recipient Information, and to advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempt (including the case where it became a specially-related person of ORIX (as defined below)); and

•	if the relevant notes are not held through a Participant, the requirement to submit to the relevant paying agent a Written Application for Tax Exemption together with certain documentary evidence.

Failure to comply with such requirements described above will result in the withholding by ORIX of income tax at the rate of 15% of the amount of such interest unless a lower rate or exemption is applicable under a relevant tax treaty between Japan and the beneficial owner’s country of residence.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of interest is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such interest will not be subject to a 15% (after January 1, 2013, 15.315%) withholding tax by ORIX, if the beneficial owner provides the Interest Recipient Information or submits the Written Application for Tax Exemption as set out above. Failure to comply with such requirement will result in the withholding by ORIX of income tax at the rate of 15% (after January 1, 2013, 15.315%) of the amount of such interest. The amount of such interest will be aggregated with the beneficial owner’s other Japan source income and will be subject to regular income tax or corporate tax, as appropriate.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or non-Japanese corporation who has a special relationship with ORIX (that is, in general terms, a person who, either, directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, ORIX) within the meaning prescribed by the Cabinet Order (such person is referred to as a “specially-related person of ORIX”) as of the beginning of the fiscal year of ORIX in which the relevant interest payment date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15% (after January 1, 2013, 15.315%) of the amount of such interest will be withheld. If such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise than by way of withholding, will apply to such interest under Japanese tax law.

If an individual non-resident of Japan or non-Japanese corporation (regardless of whether it is a specially-related person of ORIX) is subject to Japanese withholding tax with respect to interest on the note under Japanese tax law, a reduced rate of withholding tax or exemption from such withholding tax may be available under a relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. Japan has income tax treaties, conventions or agreements whereby the above-mentioned withholding tax rate is reduced, generally to 10%, with, among others, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Luxembourg, the Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. Under the income tax treaty between Japan and the United States, certain limited categories of qualified United States residents receiving interest on the notes may be, subject to compliance with certain procedural requirements under Japanese law, fully exempt from Japanese withholding tax for interest on the notes. Under the income tax treaty with the United Kingdom, similar exemptions to that provided in the treaty between Japan and the United States will be available. In order to avail themselves of such reduced rate or exemption, individual non-residents of Japan or non-Japanese corporations that are entitled, under any applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax on payment of interest by ORIX are required to submit an application form for income tax convention regarding relief from Japanese income tax on interest (as well as any other required forms of documents) in advance of the interest payment through ORIX to the relevant tax authority.

The Law requires a beneficial owner that is an individual non-resident of Japan or a non-Japanese corporation and that becomes a specially-related person of ORIX to notify the Participant through which it holds the notes of such change in status prior to the next interest payment date. As described above, as the status of such individual non-resident of Japan or non-Japanese corporation as a specially-related person of ORIX for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of the issuer of the notes in which the relevant interest payment date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific interest payment date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a specially-related person of ORIX.

If a beneficial owner that receives any Issue Differential with respect to notes is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but the receipt of such Issue Differential is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no income tax or corporate tax is payable with respect to such Issue Differential.

If the recipient of the Issue Differential is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of such Issue Differential is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such Issue Differential will not be subject to any withholding tax but will be aggregated with the beneficial owner’s other Japan source income which is subject to Japanese taxation and subject to regular income tax or corporate tax, as appropriate.

If the recipient of the Issue Differential is an individual non-resident of Japan or non-Japanese corporation who is a specially-related person of ORIX as of the beginning of the fiscal year of ORIX in which such individual non-resident of Japan or non-Japanese corporation acquired such notes, the Issue Differential will not be subject to withholding tax but will be subject to regular income tax or corporate tax, as appropriate, under Japanese tax law, regardless of whether such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan; provided that exemption may be available under the relevant income tax treaty.

If a Japanese bank, Japanese insurance company, Japanese securities company or other Japanese financial institution falling under certain categories prescribed by the Cabinet Order under Article 6, paragraph (9) of the Act on Special Measures Concerning Taxation, or each a Designated Financial Institution, receives interest on the notes not through a Japanese Payment Handling Agent (as defined below) and such recipient complies with the requirement, among others, to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, no income tax will be imposed, either by way of withholding or otherwise, but the recipient will be subject to regular corporate tax with respect to such interest.

If an individual resident of Japan or a Japanese corporation (other than a Specified Financial Institution (as defined below) or a Public Corporation (as defined below) that complies with the requirement referred to in the next paragraph) receives payments of interest of the notes through certain Japanese payment handling agents, or each a Japanese Payment Handling Agent, income tax at the rate of 15% (after January 1, 2013, 15.315%) of the amount of such interest will be withheld by the Japanese Payment Handling Agent rather than ORIX. As we are not in a position to know in advance the beneficial owner’s status, any beneficial owner of interest falling within this category should inform us through a paying agent of its status in a timely manner. Failure to so inform may result in double withholding. Any individual beneficial owner being a resident of Japan who receives interest through a Japanese Payment Handling Agent will be taxed in Japan on such interest separately from his/her other income and only by way of withholding of the foregoing withholding tax, as far as the national level income taxes are concerned. In the case of beneficial owners who are individual residents of Japan (other than those referred to in the immediately preceding sentence) or Japanese corporations (referred to in the beginning of this paragraph), the amount of interest received by any such beneficial owner will be included in such beneficial owner’s other taxable income and be subject to regular income tax or corporate tax, as appropriate.

If a Japanese public corporation designated by the relevant law, or a Public Corporation, or a Japanese bank, Japanese insurance company, Japanese securities company or other Japanese financial institution falling under certain categories prescribed by the Cabinet Order under Article 3-3, paragraph (6) of the Act on Special Measures Concerning Taxation, each a Specified Financial Institution, keeps its notes deposited with, and receives the interest through, a Japanese Payment Handling Agent with custody of the notes, or the Japanese Custodian, and such beneficial owner submits through such Japanese Custodian to the competent tax authority the report prescribed by the Law, no income tax is imposed, by way of withholding or otherwise, on such portion of interest as is prescribed by the Cabinet Order corresponding to the period the notes were held by such beneficial owner, but if the beneficial owner is a Specified Financial Institution, the beneficial owner will be subject to regular corporate tax with respect to such interest. However, since ORIX is not in a position to know in advance the beneficial owner’s withholding tax exemption status, the beneficial owner of interest falling within this category should inform ORIX through a paying agent of its status in a timely manner. Failure to so notify ORIX may result in the withholding by ORIX of a 15% (after January 1, 2013, 15.315%) income tax. Any amount of interest received by such Public Corporation or Specified Financial Institution in excess of the non-taxable portion described above is subject to a 15% (after January 1, 2013, 15.315%) income tax to be withheld by the Japanese Custodian.

If a beneficial owner that is an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described above) receives interest on the notes other than through a Japanese Payment Handling Agent, income tax at the rate of 15% will be withheld by ORIX.

If the recipient of the Issue Differential with respect to the notes is an individual resident of Japan or a Japanese corporation, such Issue Differential will not be subject to any withholding tax but, except where the recipient is a Public Corporation, will be included in the recipient’s other taxable income and be subject to regular income tax or corporate tax, as appropriate.

Capital Gains, Stamp Tax and Other Similar Taxes, Inheritance and Gift Taxes

Gains derived from the sale of notes outside Japan by an individual non-resident of Japan or non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate taxes.

No stamp, issue, registration or similar taxes or duties will, under current Japanese law, be payable in Japan by beneficial owners in connection with the issue of the notes, nor will such taxes be payable by beneficial owners in connection with their transfer if such transfer takes place outside Japan.

Japanese inheritance and gift taxes at progressive rates may be payable by an individual, wherever resident, who has acquired notes from another individual as legatee, heir or donee.

United States Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of notes by the U.S. Holders described below, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire notes. This discussion applies only to U.S. Holders who hold notes as capital assets for U.S. federal income tax purposes and who acquired the notes pursuant to this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a straddle or integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt organizations; or

•	persons holding the notes in connection with a trade or business conducted outside of the United States.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

A “U.S. Holder” is a person who, for U.S. federal income tax purposes, is a beneficial owner of a note that is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

It is expected, and the following discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note (including any amounts withheld in respect of Japanese taxes) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. See “Japanese Tax Considerations” for a discussion of the requirements for obtaining an exemption from Japanese withholding tax. Interest income earned by a U.S. Holder with respect to a note will constitute foreign-source income for U.S. federal income tax purposes, which may be relevant to a U.S. Holder in calculating the U.S. Holder’s limitation on foreign taxes eligible for credit. The rules governing foreign tax credits are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above. A U.S. Holder’s tax basis in a note will generally be its cost for that note.

Gain or loss realized on the sale, exchange or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other disposition the note has been held for more than one year. Long-term capital gains of individual U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss generally will be U.S.-source for purposes of computing a U.S. Holder’s foreign tax credit limitation.

Information reporting and backup withholding

Payment of interest and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and to backup withholding unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

UNDERWRITING

We plan to offer the notes through the underwriters. Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally, and not jointly, have agreed to purchase from us, the principal amount of notes listed opposite their names below. Morgan Stanley & Co. LLC’s address is 1585 Broadway, New York, New York 10036, Deutsche Bank Securities Inc.’s address is 60 Wall Street, New York, New York 10005 and Merrill Lynch, Pierce, Fenner & Smith Incorporated’s address is One Bryant Park, New York, New York 10036.

Underwriter	Principal Amount
Morgan Stanley & Co. LLC	$
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of the notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Expenses of the Offering

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be $             million in total and are payable by us. These expenses include the following:

•	a U.S. Securities and Exchange Commission registration fee of $ ;

•	estimated printing expenses of $ ;

•	estimated legal fees and expenses of $ ;

•	estimated accounting fees and expenses of $ ;

•	estimated rating agency fees of $ ;

•	estimated trustee and paying agent fees and expenses of $ ; and

•	estimated miscellaneous fees and expenses of $ .

No Sales of Similar Securities

We have agreed, with certain exceptions, not to publicly sell or transfer certain of ORIX’s debt securities for 30 days from the date of delivery of the notes without first obtaining the written consent of the representatives of the underwriters. Specifically, we have agreed not to, directly or indirectly, (i) issue, sell, offer or contract to sell, (ii) grant any option for the sale of, or (iii) otherwise transfer or dispose of any U.S. dollar-denominated debt securities of ORIX with a maturity of greater than one year in a SEC-registered or other public offering, or which are listed on a securities exchange.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Selling Restrictions

We have not taken, and will not take, any action that would permit a public offering of the notes, or possession or distribution of this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, or any other offering or publicity material relating to the notes in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, and any other offering or publicity material relating to the notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

Each underwriter has represented and agreed that it will not offer or sell the notes, make the notes the subject of an invitation for purchase, or circulate or distribute this prospectus supplement, the accompanying prospectus, any amendment or supplement hereto or thereto, or any other document or material in connection with the offer or sale, or invitation for purchase, of the notes, whether directly or indirectly, to the public in any country or jurisdiction outside the United States except as permitted under applicable laws.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for ORIX or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither ORIX nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for ORIX or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services Markets Act 2000 (the FSMA)) in connection with the issue or sale of any notes: (i) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) all applicable provisions of the FSMA have been complied with and will be complied with in respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement, the accompanying prospectus as well as any other material relating to the notes do not, individually or together constitute an issue prospectus pursuant Articles 652a or 1156 of the Swiss Code of Obligations and we have not and will not register with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme and accordingly the notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not been and will not be approved, and may not be licensable, with the Swiss Financial Market Supervisory Authority FINMA under the Swiss Federal Act on Collective Investment Schemes of 23 June 2006, as amended (CISA). Therefore, investors do not benefit from protection under the CISA or supervision by the Swiss Financial Market Supervisory Authority FINMA.

The notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The notes are being offered by way of a private placement in Switzerland without any public offering and only to investors who do not subscribe for the notes with the intention to distribute them to the public.

This prospectus supplement, the accompanying prospectus as well as any other material relating to the notes is personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those investors to whom it has been handed out in connection with the offer described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland.

Japan

Each underwriter agrees that the notes have not been and will not be registered under the Financial Instruments and Exchange Act and will be subject to the Act on Special Measures Concerning Taxation. Accordingly, each of the underwriters represents and agrees that (i) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes in Japan or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and governmental guidelines of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not as part of its distribution, directly or indirectly offer or sell notes to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or re-sale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, the notes are not offered or sold or caused to be made the subject of an invitation for subscription or purchase and such notes will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Note: Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

No advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) may be issued or may be in the possession of any person for the purposes of issue, and will not be issued or have been in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted, in accordance with applicable laws, to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, that is, if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Stamp Taxes and Other Charges

Purchasers of the notes offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offer price on the cover of this prospectus supplement.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Robert Feldman, a Managing Director of Morgan Stanley MUFG Securities Co., Ltd., an affiliate of Morgan Stanley & Co. LLC, is a member of ORIX’s board of directors and serves on the nominating committee thereof.

LEGAL MATTERS

The validity of the notes and certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, our United States counsel. Certain Japanese legal matters will be passed upon for us by Mitsui Company, our Japanese counsel. Simpson Thacher & Bartlett LLP, United States counsel to the underwriters, will pass upon certain U.S. legal matters for them.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference our annual report on Form 20-F for the fiscal year ended March 31, 2011, filed on June 24, 2011 (File Number 001-14856). This prospectus supplement also incorporates by reference:

•	our report on Form 6-K furnished to the SEC on March 5, 2012, which includes a form of senior debt security;

•

our report on Form 6-K furnished to the SEC on February 13, 2012, which includes an English translation of our unaudited interim consolidated financial results for the three- and nine-month periods ended December 31, 2011; and

•

our report on Form 6-K/A furnished to the SEC on March 5, 2012, which amends our report on Form 6-K furnished to the SEC on February 13, 2012 to provide the unaudited interim consolidated financial statements contained therein in XBRL format.

All subsequent reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus supplement shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus supplement on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any document that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

ORIX Corporation

Mita NN Building

4-1-23 Shiba, Minato-ku

Tokyo 108-0014, Japan

+81-3-5419-5112

Except as described above, no other information is incorporated by reference in this prospectus supplement, including, without limitation, information on our website.

ORIX CORPORATION

SENIOR DEBT SECURITIES

By this prospectus, ORIX Corporation, or ORIX, may offer and sell from time to time senior debt securities.

This prospectus provides you with a general description of the senior debt securities ORIX may offer.

Each time securities are sold using this prospectus, ORIX will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

The securities will be offered through underwriters, dealers or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The applicable prospectus supplement will contain information, where applicable, as to any listing on any securities exchange of the securities covered by the prospectus supplement.

Investing in the securities involves risk. See “Risk Factors” in Item 3 of ORIX’s most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and any additional risk factors included in the applicable prospectus supplement under the heading “Risk Factors.”

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2009.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 21 of this prospectus before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus and any supplement to this prospectus, including any information incorporated by reference, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “ORIX” refers to ORIX Corporation and “we,” “us,” “our” and similar terms refer to ORIX Corporation and its subsidiaries, taken as a whole. We use the word “you” to refer to prospective investors in the securities.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

In this prospectus and any prospectus supplement, when we refer to “dollars,” “US$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus contains a translation of some Japanese yen amounts into U.S. dollars solely for your convenience.

Certain monetary amounts, ratios and percentage data included in this prospectus have been subject to rounding adjustments for the convenience of the reader. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Our head office is located at Mita NN Building, 4-1-23 Shiba, Minato-ku, Tokyo 108-0014, Japan and the telephone number is +81-3-5419-5112.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Words such as “believe,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate” and similar expressions, among others, identify forward-looking statements. Forward-looking statements, which include statements contained in “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosure About Market Risk” of our annual report on Form 20-F for the fiscal year ended March 31, 2009, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

We have identified some of the risks inherent in forward-looking statements in Item 3 of our most recent annual report on Form 20-F, “Key Information—Risk Factors.” Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in Item 3 of our most recent annual report on Form 20-F, “Key Information—Risk Factors,” to be a complete set of all potential risks or uncertainties.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the consolidated ratio of earnings to fixed charges for ORIX for the periods indicated.

	As of the year ended March 31,
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	x3.605	x4.853	x4.402	x3.046	x1.767

In calculating the ratio of earnings to fixed charges, we used the following definitions:

The term “fixed charges” means the sum of the following: (a) interest expense, (b) capitalized interest expense, (c) amortized premiums, discounts and capitalized expenses related to indebtedness, and (d) an estimate of the interest within rental expense.

The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees. From the total of the added items, subtract the interest capitalized. Equity investees are investments that we account for using the equity method of accounting.

ORIX CORPORATION

ORIX Corporation is a joint stock corporation (kabushiki kaisha) formed under Japanese law. We were founded as a Japanese corporation in 1964 in Osaka, Japan as Orient Leasing Co., Ltd., a specialist in equipment leasing. We have grown over the succeeding decades to become one of Japan’s leading financial services companies, providing a broad range of commercial and consumer finance products and services to Japanese and overseas customers.

For further information, see “Information on the Company” in Item  4 of our most recent annual report on Form 20-F.

OFFERING INFORMATION

We may sell an indeterminate amount of senior debt securities from time to time through negotiated transactions with underwriters or with other persons, through a combination of such methods of sale or otherwise, including private sales. See “Plan of Distribution.” We may sell senior debt securities at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between us and underwriters, brokers, dealers or agents, or purchasers.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness at March 31, 2009. This information should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

As of March 31, 2009

(In millions of yen)
Short-term debt:
Total short-term debt (excluding current portion of long-term debt)	¥798,167

Long-term debt:
Total long-term debt	¥4,453,845

Shareholders’ equity:
Common stock: authorized – 259,000,000 shares issued – 92,217,067 shares	¥102,216
Additional paid-in capital	136,313
Legal reserve	—
Retained earnings	1,071,919
Accumulated other comprehensive income (loss)	(92,384)
Treasury stock, at cost	(50,534)

Total shareholders’ equity	¥1,167,530

Total liabilities and shareholders’ equity	¥8,369,736

(1)	For a discussion of secured indebtedness as of March 31, 2009, see Note 14 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2009.
(2)	As of March 31, 2009, no material portion of our consolidated indebtedness was guaranteed. For the purpose of this note, guaranteed means guarantees provided by third parties.
(3)	We and certain subsidiaries guarantee loans made by banks and other financial institutions to third parties. For a discussion of our guarantees as of March 31, 2009, see Note 30 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2009.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of senior debt securities offered by us will be used for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following description of senior debt securities sets forth the material terms and provisions of the senior debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture between us and a trustee to be named prior to or at the time we issue any senior debt securities. ORIX and the trustee will execute the indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, prior to or at the time we issue any senior debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the senior debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered senior debt securities, will be described in the applicable prospectus supplement. The indenture is qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The terms of the senior debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The indenture does not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, the indenture does not provide special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring.

Because the following summary of the material terms and provisions of the indenture and the related senior debt securities is not complete, you should refer to the form of the indenture for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below.

General

We may issue senior debt securities from time to time in one or more series. The senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. All senior debt securities will be issued in fully registered form.

Specific Japanese and U.S. federal income tax consequences and other special considerations applicable to any series of senior debt securities issued by us will be described in the applicable prospectus supplement. Owners of senior debt securities or beneficial interests in senior debt securities may have to provide information relating to their jurisdiction of residency to avoid Japanese withholding taxes.

Payments

The senior debt securities may be denominated and payable in Japanese yen, U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

The senior debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Senior debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered senior debt securities:

•	the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the senior debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the senior debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the senior debt securities in definitive form and under what terms and conditions;

•	any agents for the senior debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on senior debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those senior debt securities rather than pay the additional amounts;

•	whether certain payments on the senior debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	any applicable selling restrictions;

•	whether we will be able to “reopen” a previous issue of a series of senior debt securities and issue additional senior debt securities of that series; and

•

any other specific terms of the senior debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations that stipulate requirements for the senior debt securities to be afforded certain capital treatment for regulatory or other purposes.

Some of the senior debt securities may be issued as original issue discount senior debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to any material income tax, accounting, and other special considerations applicable to these.

Registration and Transfer of Senior Debt Securities

Holders may present senior debt securities for exchange, and holders of registered senior debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the senior debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the applicable supplemental indenture or order under which that series of senior debt securities is issued. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Authentication and Delivery

At any time after the execution of the indenture, we may deliver senior debt securities of any series to the trustee for authentication, and the trustee or our agent shall then authenticate and deliver such securities to or upon our written order, signed by an authorized officer of ours, without any further action by us. In authenticating the senior debt securities and accepting the additional responsibilities under the indenture the trustee shall be entitled to receive, and shall be fully protected in relying upon, various documentation from us, including copies of the resolution of our board of directors authorizing the issuance of securities, any supplemental indenture, officer’s certificates and opinions from legal counsel.

The indenture permits the trustee to appoint an authenticating agent or agents with respect to the notes. Such authenticating agent will be authorized to act on behalf of the trustee to authenticate the notes and notes authenticated by such authenticating agent will be entitled to the benefits of the indenture and valid and obligatory for all purposes as if authenticated by the trustee.

Under the indenture, the trustee also has the right to decline to authenticate and deliver any senior debt securities if the trustee, being advised by counsel, determines that we may not lawfully issue the senior debt securities or if the trustee in good faith determines that allowing us to issue the senior debt securities would expose the trustee to personal liability to our existing senior debt security holders.

Events of Default under the Indenture

The indenture provides holders of senior debt securities with remedies if we fail to perform specific obligations, such as making payments on the senior debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of senior debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of senior debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 15 days in the payment of principal and premium, if any, and for more than 30 days in the payment of interest in respect of such series of the securities;

•

we are in default in the performance of any provision of the applicable indenture for a period of 90 days after receipt of notice from the trustee, or 25% of the holders of such series, of such default;

•

due to our default, we (i) are bound to repay prematurely indebtedness for borrowed moneys with a total outstanding principal amount of $50,000,000 (or its equivalent in any other currency or currencies) or greater, (ii) have defaulted in the repayment of any such indebtedness at the later of its maturity or the expiration of any applicable grace period or (iii) have failed to pay when properly called on to do so any guarantee of any such indebtedness, and in any such case the acceleration, default or failure to pay is not being contested in good faith and not cured within 15 days of such acceleration, default or failure to pay;

•	a final and non-appealable order is made or an effective resolution is passed for our winding up or liquidation;

•	an encumbrancer shall have taken possession, in bankruptcy, of all or substantially all of our assets and such possession continues for 90 days;

•	we shall cease to carry on business or shall be unable to pay our debts as and when they fall due;

•	we become bankrupt, insolvent or become subject to reorganization under any applicable bankruptcy, civil rehabilitation, reorganization, insolvency or insolvency related law; or

•	any other event of default provided in the supplemental indenture under which that series of senior debt securities is issued.

Provision and Withholding of Notice of Default.    Pursuant to the indenture, the trustee shall give notice by mail to the holders of any series of senior debt securities of all defaults known to the trustee which have occurred with respect to such series. The trustee shall transmit the notice within 90 days after the occurrence of an event of default, unless the defaults have been cured before the transmission of such notice. However, except in the case of default in the payment of principal of or interest on, or in the payment of any sinking or purchase fund installment with respect to the senior debt securities of any series, the trustee may withhold notice of default if and so long as the board of directors, the executive committee, or a trust committee of directors of the trustee determine in good faith that the withholding of the notice is in the interests of the holders of such series.

Acceleration of Senior Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization, the principal of all senior debt securities and interest accrued on the senior debt securities to be due and payable immediately; and

•

if any other event of default occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of each affected series, voting separately by series, by notice in writing to us may declare the principal of and accrued interest on the senior debt securities of such series to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any or all of the events leading to acceleration under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders under such indenture of a majority in aggregate principal amount of the securities of the affected series may annul past declarations of acceleration or waive past defaults of the senior debt securities with respect to such series.

Application of Proceeds

Any money collected from us by a trustee under the indenture by acceleration, through insolvency proceedings or by other means as a result of our breach of the terms of the indenture, shall be applied in the order described below:

•

first, to the payment of costs and expenses applicable to the series of senior debt securities for which money was collected, including reasonable compensation to the applicable trustee and any paying agent;

•	second, if payment is not due on the principal of the series of senior debt securities for which money was collected, to the payment of interest on the series in default;

•

third, if payment is due on the principal of the series of senior debt securities for which money was collected, to the payment of the whole amount then owing and unpaid upon all of the senior debt securities of such series for principal and interest; and in the case the money collected shall be insufficient to pay in full the whole amount so due and unpaid upon the senior debt securities of such series, then to the payment of principal and interest without preference or priority of principal over interest, ratably to the aggregate of such principal and accrued and unpaid interest; and

•	finally, to the payment of the remainder, if any, to us or any other person lawfully entitled thereto.

Paying Agents

Whenever we appoint a paying agent to make payments required under the indenture and the relevant series of securities, such paying agent will hold all sums received by us for the payment of the principal and interest on the securities in trust for the benefit of the holders of the securities and will make payments to such holders as provided for in the indenture and the securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of senior debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of senior debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding senior debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of senior debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding senior debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Covenants

Our covenants and agreements relating to a series of senior debt securities will be set forth in the applicable prospectus supplement.

Consolidation, Merger, Conveyance or Transfer.    The indenture contains provisions permitting us, without the consent of the holders of senior debt securities, to consolidate with or merge into any other corporation or convey or transfer all or substantially all of our assets to any person or persons, provided that the successor corporation or corporations, if an entity other than we, assume our obligations on the senior debt securities and under the indenture and certain other conditions are met.

Evidence of our Compliance.    There are provisions in the indenture requiring us to furnish to the trustee each year a brief certificate from our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.

SEC Reports by us.    The indenture requires us to file with the trustee copies of the annual report or information we file with the SEC within 30 days after we file such reports or information with the SEC.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in a supplemental indenture, we have the ability to eliminate most or all of our obligations on any series of senior debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture.    We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding senior debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding senior debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of senior debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of senior debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those senior debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of senior debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of senior debt securities.

Defeasance of a Series of Securities at Any Time.    We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of senior debt securities at any time, which is referred to in this prospectus as defeasance. Alternatively, we may be released with respect to any outstanding series of senior debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of senior debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding senior debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel of recognized standing to the effect that:

•

the holders of the series of senior debt securities being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•

the holders of the series of senior debt securities being defeased will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

In the case of a defeasance, the opinion must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders.    We and the trustee may enter into supplemental indentures without the consent of the holders of senior debt securities issued under the indenture to:

•	secure any senior debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of senior debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of senior debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders.    Each of we and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding senior debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the senior debt securities issued pursuant to the indenture. However, we and the trustee may not make any of the following changes to any outstanding senior debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security or of any installment of principal of any such security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change any of our obligations to pay any additional amounts on senior debt securities for any tax, assessment or governmental charge withheld or deducted (if any);

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the senior debt securities may convert or exchange senior debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the anti-dilution provisions or other similar adjustment provisions included in the terms of the senior debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any senior debt security when due; or

•	reduce the percentage of senior debt securities the consent of whose holders is required for modification of the indenture.

Form of Senior Debt Security

Each senior debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form.

Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the senior debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.

New York Law to Govern

The indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process and Submission to Jurisdiction

Under the indenture, we irrevocably designate ORIX USA Corporation as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or any senior debt securities brought in any federal or state court in The City of New York, New York, and we irrevocably submit to the jurisdiction of those courts.

Information Concerning the Trustee

Information about the indenture trustee applicable to an issuance of senior debt securities will be set forth by amendment to this prospectus or in the applicable prospectus supplement. We and our subsidiaries may maintain ordinary banking relationships and custodial facilities with the trustee and its affiliates.

CLEARANCE AND SETTLEMENT

Senior debt securities that ORIX issues may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme, in Luxembourg, or Clearstream, and Euroclear, in Belgium, or Euroclear. These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or indirectly through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the senior debt securities will be cleared and settled on a delivery against payment basis.

If we issue senior debt securities to you outside of the United States, its territories and possessions, you must initially hold your interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

Clearstream and Euroclear hold interests on behalf of their participants through customers’ securities accounts in the names of Clearstream and Euroclear on the books of their respective depositories, which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is partially owned by these participants or their representatives. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant of DTC, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the senior debt securities offered under any prospectus supplement. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the senior debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator, under contract with Euroclear Clearance System plc, a U.K. corporation, or the Euroclear Clearance System. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the senior debt securities offered under any prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law, govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to senior debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the senior debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving senior debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of senior debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such senior debt securities settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of senior debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of senior debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Other Clearing Systems

ORIX may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAXATION

The material Japanese tax and U.S. federal income tax consequences relating to the purchase and ownership of the senior debt securities offered by this prospectus will be set forth in the prospectus supplement.

PLAN OF DISTRIBUTION

We may offer the securities described in this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents;

•	through one or more special purpose entities;

•	by entering into securities loan agreements with underwriters or dealers;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	through the issuance of subscription rights to shareholders; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to an offering of securities will set forth the terms of the offering, including:

•	a description of the transaction and the securities to be offered;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase securities that are offered unless specified conditions are satisfied, and, unless otherwise set forth in the prospectus supplement, if the underwriters do purchase any securities, they will purchase all securities that are offered.

In connection with underwritten offerings of the securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

If dealers are utilized in the sale of securities offered by this prospectus, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

Each series of senior debt securities offered by this prospectus will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any senior debt securities offered by this prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedule of ORIX Corporation and its subsidiaries as of March 31, 2008 and 2009 and for each of the years in the three-year period ended March 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2009 have been incorporated in this prospectus by reference to our annual report on Form 20-F for the fiscal year ended March 31, 2009 in reliance upon the reports of KPMG AZSA & Co., independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2009 consolidated financial statements contains an explanatory paragraph that states that the consolidated financial statements of ORIX and its subsidiaries are translated into United States dollars solely for convenience of the reader.

KPMG AZSA & Co.’s address is 1-2 Tsukudo-cho, Shinjuku-ku, Tokyo 162-8551, Japan.

LEGAL MATTERS

The validity of the offered securities with respect to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell, our United States counsel. Mitsui Company, our Japanese counsel, will pass upon certain legal matters as to Japanese law for us. Simpson Thacher & Bartlett LLP, United States counsel to any underwriters, dealers or agents, will pass upon certain legal matters as to United States federal law and New York State law for them. Nagashima Ohno & Tsunematsu, Japanese counsel to any underwriters, dealers or agents, will pass upon certain legal matters of Japanese law for them.

ENFORCEMENT OF CIVIL LIABILITIES

ORIX is a joint stock company incorporated in Japan. Most or all of our directors and executive officers are residents of countries other than the United States. Although some of our affiliates have substantial assets in the United States, substantially all of our assets and the assets of our directors and executive officers (and certain experts named herein) are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors and executive officers or to enforce against us or these persons in United States courts judgments of United States courts predicated upon the civil liability provisions of United States securities laws. We have been advised by our Japanese counsel, Mitsui Company, that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

The United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, even if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it directly in Japan.

Our agent for service of process is ORIX USA Corporation.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. We are subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by us or as may be otherwise required.

Our American Depositary Shares, each of which represents one-half of one share, are listed on the New York Stock Exchange under the trading symbol “IX.”

Incorporation of Documents by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our annual report on Form 20-F for the year ended March 31, 2009, filed on June 26, 2009 (File Number 001-14856).

All subsequent documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any document that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these documents by writing or telephoning us at:

ORIX Corporation

Mita NN Building

4-1-23 Shiba, Minato-ku

Tokyo 108-0014, Japan

+81-3-5419-5112

Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our website.

US$

ORIX Corporation

        % Notes Due 2017

PROSPECTUS SUPPLEMENT

Morgan Stanley	Deutsche Bank Securities	BofA Merrill Lynch

March     , 2012.